EXHIBIT 10.1

FORM OF

MASTER SEPARATION AND DISTRIBUTION AGREEMENT

between

PC MALL, INC.

and

eCOST.COM, INC.

Dated as of                     , 2004

-i-

TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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MASTER SEPARATION AND DISTRIBUTION AGREEMENT

This MASTER SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of                     , 2004, is by and between PC Mall, Inc. (“PC Mall”) and eCOST.com, Inc., a Delaware corporation (“eCOST”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

WHEREAS, PC Mall has determined that it would be appropriate, desirable and in the best interests of PC Mall and PC Mall’s stockholders to separate eCOST from the PC Mall Group;

WHEREAS, in connection with the separation of eCOST from the PC Mall Group, PC Mall desires to contribute or otherwise transfer, and to cause certain of its Subsidiaries to contribute or otherwise transfer, certain Assets and Liabilities associated with the eCOST Business to eCOST (the “Contribution”);

WHEREAS, eCOST intends to offer and sell for its own account in an initial public offering (the “IPO”) a limited number of shares common stock, par value $0.001 per share, of eCOST (the “eCOST Common Stock”), and in furtherance thereof, eCOST has previously filed a registration statement for the IPO with the Securities and Exchange Commission;

WHEREAS, PC Mall intends, after completion of the IPO, to distribute to holders of shares of the common stock, par value $0.001 per share, of PC Mall, all of the outstanding shares of eCOST Common Stock then owned directly or indirectly by PC Mall in a transaction intended to qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended;

WHEREAS, PC Mall and eCOST intend that the contribution of Assets by PC Mall to eCOST pursuant to Section 2.1 of this Agreement and the Distribution, taken together, will qualify as a reorganization for U.S. federal income tax purposes pursuant to which no gain or loss will be recognized by PC Mall or its stockholders under Section 355, 361(b)(3), 368(a)(1)(D) and related provisions of the Code, and that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code;

WHEREAS, PC Mall, through its Subsidiaries, has historically provided various services to eCOST, and in connection with the separation of PC Mall and eCOST, the parties desire to enter into certain relationships which will continue on a transitional basis; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the separation, the IPO and the Distribution (as defined herein) and certain other agreements that will govern certain matters relating to the IPO and the Distribution and the relationship of PC Mall and eCOST following the IPO and the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the receipt and adequacy of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement the following terms shall have the following meanings:

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Administrative Services Agreement” means that certain Administrative Services Agreement to be entered into between eCOST and a Subsidiary of PC Mall, effective as of the Closing Date, as such agreement may be amended from time to time.

“Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“AF Services” means AF Services, Inc., a wholly-owned subsidiary of PC Mall, and any successor thereto.

“AF Services Software License Agreement” means that certain Software License Agreement to be entered into between eCOST and AF Services, effective as of the Closing Date, as such agreement may be amended from time to time.

“Agent” means the distribution agent to be appointed by PC Mall to distribute to the stockholders of PC Mall pursuant to the Distribution the shares of eCOST Common Stock held by PC Mall.

“Agreement” means this Separation and Distribution Agreement, including all of the Schedules hereto.

“Ancillary Agreements” means the each of the Contribution Agreements; Tax Allocation and Indemnification Agreement; Employee Matters Agreement; Administrative Services Agreement; Product Sales, Inventory Management and Order Fulfillment Agreement; Information Technology Systems Usage and Services Agreement; License Agreements; Registration Rights Agreements; and Sublease Agreement; each in the form set forth in Schedule A hereto, including any exhibits, schedules, attachments, tables or other appendices thereto, and each agreement and other instrument contemplated therein or herein.

“Annual Financial Statements” has the meaning set forth in Section 8.1(a)(v).

“Applicable Deadline” has the meaning set forth in Section 10.3(b).

“Arbitration Act” means the United States Arbitration Act, 9 U.S.C. §§ 1-14, as the same may be amended from time to time.

“Arbitration Demand Date” has the meaning set forth in Section 10.3(a).

“Arbitration Demand Notice” has the meaning set forth in Section 10.3(a).

“Assets” means assets, properties and rights (including goodwill and rights arising under Contracts), wherever located (including in the possession of vendors, other Persons or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Bad Act” has the meaning set forth in Section 2.2 of this Agreement.

“Closing” means the receipt by eCOST of the net proceeds of the IPO in accordance with the terms of the Underwriting Agreement.

“Closing Date” means the first time at which any shares of eCOST Common Stock are sold to the Underwriters pursuant to the IPO in accordance with the terms of the Underwriting Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Consents” means any consent, waiver or approval from, or notification requirements to, any third party.

“Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

“Contribution” has the meaning set forth in the Recitals to this Agreement.

“Contribution Agreements” means the agreements entered into by and between PC Mall and certain of its Subsidiaries, on the one hand, and eCOST on the other hand, pursuant to which the Contribution will be effected.

“CPR” means the Center for Public Resources.

“Distribution” means the distribution by PC Mall on a pro rata basis to holders of PC Mall Common Stock of all of the outstanding shares of eCOST Common Stock owned directly or indirectly by PC Mall on the Distribution Date as set forth in Article V.

“Distribution Date” means the date determined pursuant to Section 4.1 on which the Distribution occurs.

“eCOST Assets” means all right, title and interest of the PC Mall Group (including, for purposes of this definition, any member of the eCOST Group) in and to:

(a) any Assets reflected on the audited balance sheet of eCOST contained in the Registration Statement or the accounting records supporting such balance sheet, and any Assets acquired by or for eCOST, the eCOST Business or any member of the eCOST Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

(b) any and all Assets of the PC Mall Group (including, for purposes of this definition, any member of the eCOST Group) that are used exclusively or held for use exclusively in the eCOST Business; and

(c) any and all Assets that are expressly listed, scheduled or otherwise clearly described in a Contribution Agreement or any other Ancillary Agreement as Assets to be transferred to eCOST or any other member of the eCOST Group.

“eCOST Business” means the business of eCOST as presently conducted.

“eCOST Common Stock” means Common Stock, $0.001 par value per share, of eCOST.

“eCOST Group” means eCOST, each Subsidiary of eCOST and each other Person that is either controlled directly or indirectly by eCOST immediately after the Closing Date or that is contemplated to be controlled by eCOST.

“eCOST Indemnitees” has the meaning set forth in Section 6.3.

“eCOST Liabilities” means the following:

(d) any and all Liabilities to the extent arising out of or relating to the eCOST Business or the eCOST Assets, in each case whether such Liabilities arise or accrue prior to, on or after the Closing Date (other than any Tax-related Liabilities that are specifically retained by PC Mall under the Tax Allocation and Indemnification Agreement and any employee-related Liabilities that are specifically retained by PC Mall under the Employee Matters Agreement);

(e) any and all Liabilities to the extent arising out of or relating to the operation of any business conducted by any member of the eCOST Group at any time after the Closing Date;

(f) any and all Liabilities that are expressly listed, scheduled or otherwise clearly described in a Contribution Agreement or any other Ancillary Agreement as Liabilities to be assumed by eCOST or any member of the eCOST Group; and

(g) all obligations of the eCOST Group under or pursuant to this Agreement, any Ancillary Agreement or any other instrument entered into in connection herewith or therewith.

“eCOST Public Documents” has the meaning set forth in Section 8.1(a)(viii).

“eCOST Shared Contract” means any Contract included in the eCOST Assets relating in part to the PC Mall Business.

“eCOST’s Auditors” has the meaning set forth in Section 8.1(b)(i).

“Effective Time” means [5:00 p.m.], Eastern Standard Time or Eastern Daylight Time (whichever shall be then in effect), on the Distribution Date.

“Employee Matters Agreement” means that certain Employee Matters Agreement entered into between PC Mall and eCOST effective as of the Effective Time, as such agreement may be amended from time to time.

“Environmental Law” means any federal, state, local, foreign or international statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law (including tort and environmental nuisance law), legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority, now or hereafter in effect relating to health, safety, pollution or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or to emissions, discharges, releases or threatened releases of any substance currently or at any time hereafter listed, defined, designated or classified as hazardous, toxic waste, radioactive or dangerous, or otherwise regulated, under any of the foregoing, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act and the Resource Conservation and Recovery Act and comparable provisions in state, local, foreign or international law.

“Environmental Liabilities” means all Liabilities relating to, arising out of or resulting from any Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, governmental response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Escalation Notice” has the meaning set forth in Section 10.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Existing Agreements” means (i) the Administrative Services Agreement dated                      between eCOST and AF Services; (ii) the Cash Management Agreement dated                      between eCOST and AF Services; (iii) the Merchandising Services Agreement dated                      between eCOST and Mall Marketing; and (iv) the Product Sales, Inventory Management and Order Fulfillment Agreement dated                      between eCOST and AF Services.

“Financial Statements” means the Annual Financial Statements and the Quarterly Financial Statements, collectively.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Approval” means any notice, report or other filing to be made, or any consent, registration, approval, permit or authorization to be obtained from, any Governmental Authority.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Indemnifying Party” has the meaning set forth in Section 6.4(a).

“Indemnitee” has the meaning set forth in Section 6.4(a).

“Indemnity Payment” has the meaning set forth in Section 6.4(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Information Technology Systems Usage and Services Agreement” means that certain Information Technology Systems Usage and Services Agreement to be entered into between eCOST and a Subsidiary of PC Mall, effective as of the Closing Date, as such agreement may be amended from time to time.

“Insurance Policies” means the insurance policies written by insurance carriers unaffiliated with PC Mall pursuant to which eCOST (or their respective officers or directors) will be insured parties after the Closing Date.

“Insurance Proceeds” means those monies: (a) received by an insured from an insurance carrier, or (b) paid by an insurance carrier on behalf of the insured, in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intended Transferee” has the meaning set forth in Section 2.5(b) of this Agreement.

“Intended Transferor” has the meaning set forth in Section 2.5(b) of this Agreement.

“IPO” means the initial public offering by eCOST of shares of eCOST Common Stock pursuant to the IPO Registration Statement.

“IPO Effective Date” means the date on which the IPO Registration Statement is declared effective by the Commission.

“IPO Registration Statement” means the registration statement on Form S-1 (No. 333-115199) filed under the Securities Act, pursuant to which the eCOST Common Stock to be issued in the IPO will be registered, together with all amendments thereto.

“Liabilities” means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“License Agreements” means the AF Services Software License Agreement and the PC Mall Software License Agreement.

“PC Mall” has the meaning set forth in the preamble to this Agreement.

“PC Mall Annual Statements” has the meaning set forth in Section 8.2(b)(i).

“PC Mall Business” means the businesses or operations of the PC Mall Group other than the eCOST Business.

“PC Mall Common Stock” means the Common Stock, $0.001 par value per share, of PC Mall.

“PC Mall Group” means PC Mall and each Person (other than any member of the eCOST Group) that is an Affiliate of PC Mall immediately after the Closing Date.

“PC Mall Indemnitees” has the meaning set forth in Section 6.2.

“PC Mall Liabilities” means the Liabilities of PC Mall other than the eCOST Liabilities.

“PC Mall Note” means the promissory note dated [                    , 2004] in the original principal amount of $10 million issued by eCOST in favor of PC Mall.

“PC Mall Public Filings” has the meaning set forth in Section 8.1(a)(xii).

“PC Mall Shared Contract” means any Contract relating in part to the eCOST Business not included in the eCOST Assets.

“PC Mall Software License Agreement” means that certain Software License Agreement entered into between eCOST and PC Mall, effective as of February 25, 1999, as such agreement may be amended from time to time.

“PC Mall’s Auditors” has the meaning set forth in Section 8.1(b)(i).

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Prime Rate” means the rate which Chase Manhattan Bank (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

“Product Sales, Inventory Management and Order Fulfillment Agreement” means that certain Product Sales, Inventory Management and Order Fulfillment Agreement to be entered into between eCOST and a Subsidiary of PC Mall, effective as of the Closing Date, as such agreement may be amended from time to time.

“Prospectus” means each preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement.

“Quarterly Financial Statements” has the meaning set forth in Section 8.1(a)(iv).

“Record Date” means the close of business on the date to be determined by the PC Mall Board of Directors as the record date for determining stockholders of PC Mall entitled to receive shares of eCOST Common Stock in the Distribution.

“Registration Rights Agreements” means the Registration Rights Agreements to be entered into between eCOST and each of PC Mall and Frank F. Khulusi, effective as of the Closing Date, as such agreements may be amended from time to time.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Sublease Agreement” means that certain Amended and Restated Sublease Agreement entered into between a PC Mall and eCOST on [                    ], 2004, as such agreement may be amended from time to time.

“Subsidiary” of any person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

“Tax” or “Taxes” has the meaning set forth in the Tax Indemnification and Allocation Agreement.

“Tax Control” means the definition “control” set forth in Section 368(c) of the Code (or in any successor statute or provision), as such definition may be amended from time to time.

“Tax-Free Status” has the meaning set forth in the Tax Indemnification and Allocation Agreement.

“Tax Indemnification and Allocation Agreement” means the Tax Indemnification and Allocation Agreement, dated as of the date hereof, by and among PC Mall and eCOST.

“Tax Opinion” has the meaning set forth in the Tax Indemnification and Allocation Agreement.

“Third Party Claim” has the meaning set forth in Section 6.5(a).

“Underwriters” means the managing underwriters for the IPO.

“Underwriting Agreement” means the underwriting agreement to be entered into among eCOST and the Underwriters with respect to the IPO.

ARTICLE II

CONTRIBUTION AND ASSUMPTION

2.1. Contribution of eCOST Assets. Unless otherwise provided in this Agreement or in any Ancillary Agreement, on the Closing Date, PC Mall will (and PC Mall will cause its applicable Subsidiaries to) assign, transfer and convey to eCOST and its applicable Subsidiaries, and eCOST will (and eCOST will cause its applicable Subsidiaries to) receive and accept from

PC Mall and its applicable Subsidiaries, all of PC Mall’s and its applicable Subsidiaries’ right, title and interest in and to any eCOST Assets. Such assignments, transfers and conveyances will be effective at such times as provided in each respective Ancillary Agreement and will be subject to the terms and conditions of this Agreement and any applicable Ancillary Agreement.

2.2. Assumption of Liabilities. Unless otherwise provided in this Agreement or in any Ancillary Agreement, on the Closing Date, eCOST will assume, and on a timely basis pay, perform, satisfy and discharge all eCOST Liabilities in accordance with their respective terms. eCOST will be responsible for all eCOST Liabilities, regardless of (a) when or where such Liabilities arose or arise, (b) whether the facts on which such Liabilities are based occurred on, prior to or subsequent to the Closing Date, (c) where or against whom such Liabilities are asserted or determined, (d) whether asserted or determined on, prior to or subsequent to the Closing Date, or (e) whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation (each, a “Bad Act”) by any member of the PC Mall Group, the eCOST Group or any of their respective past or present Representatives; provided, however, that this clause 2.2(e) will not limit eCOST’s right to make a claim against a PC Mall Group member for Liabilities suffered by it to the extent that such Liabilities are a direct result of a Bad Act committed by a PC Mall Group member subsequent to the Closing Date; provided further, however, that eCOST’s right to make such a claim may otherwise be limited in any Ancillary Agreement. Such assumptions of eCOST Liabilities will be effective at such times as provided in each respective Ancillary Agreement and will be subject to the terms and conditions of this Agreement and any applicable Ancillary Agreement.

2.3. Closing Date; Deliveries. In furtherance of the assignment, transfer and conveyance of the eCOST Assets and the assumption of the eCOST Liabilities as set forth in this Agreement and the Ancillary Agreements, unless otherwise provided in this Agreement or in any Ancillary Agreement, on the Closing Date, the parties will execute and deliver, and they will cause their respective Subsidiaries and Representatives, as applicable, to execute and deliver: (a) each of the Contribution Agreements and other Ancillary Agreements; (b) such bills of sale, stock powers, certificates of title, assignments of Contracts, subleases and other instruments of transfer, conveyance and assignment as, and to the extent, necessary or convenient to evidence the transfer, conveyance and assignment to eCOST of all of PC Mall’s (or, as applicable, its Subsidiaries’) right, title and interest in and to the eCOST Assets; and (c) such assumptions of Contracts and other instruments of assumption as, and to the extent, necessary or convenient to evidence the valid and effective assumption of the eCOST Liabilities by eCOST.

2.4. No Representations or Warranties. eCOST acknowledges and agrees that, except as expressly set forth in this Agreement or any Ancillary Agreement, (a) no member of the PC Mall Group is making any representations or warranties in this Agreement or any Ancillary Agreement, express or implied, as to the condition, quality, merchantability or fitness of any eCOST Asset transferred pursuant to this Agreement, any Ancillary Agreement or any other agreement contemplated hereby or thereby, (b) all such eCOST Assets will be transferred on an “as is,” “where is” basis, and (c) eCOST will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in it good and marketable title, free and clear of any security interest, pledge, lien, charge, claim or other encumbrance of any nature whatsoever.

2.5. Transfers Not Effected on Closing Date.

(a) The parties acknowledge and agree that some of the transfers contemplated by this Article II may not be effected on the Closing Date due to the inability of the parties to obtain necessary consents or approvals or the inability of the parties to take certain other actions necessary to effect such transfers on the Closing Date. To the extent any transfers contemplated by this Article II have not been fully effected on the Closing Date, each of PC Mall and eCOST will cooperate and use commercially reasonable efforts (and will cause the applicable members of its respective Group to use such efforts) to obtain any necessary consents or approvals or take any other actions necessary to effect such transfers as promptly as practicable following the Closing Date.

(b) Nothing in this Agreement will be deemed to require the transfer or assignment of any Contract or other Asset by PC Mall or one of its Subsidiaries (an “Intended Transferor”) to eCOST or one of its Subsidiaries (an “Intended Transferee”) to the extent that such transfer or assignment would constitute a material breach of such Contract or cause forfeiture or loss of such Asset; provided, however, that even if such Contract or other Asset cannot be so transferred or assigned, such Contract or other Asset will be deemed a eCOST Asset solely for purposes of determining whether any Liability is a eCOST Liability.

(c) If an attempted assignment would be ineffective or would impair an Intended Transferee’s rights under any such eCOST Asset so that the Intended Transferee would not receive all such rights, then the parties will use commercially reasonable efforts to provide to, or cause to be provided to, the Intended Transferee, to the extent permitted by law, the rights of any such eCOST Asset and take such other actions as may reasonably be requested by the other party in order to place the Intended Transferee, insofar as reasonably possible, in the same position as if such eCOST Asset had been transferred as contemplated hereby. In connection therewith, (i) the Intended Transferor will promptly pass along to the Intended Transferee when received all benefits derived by the Intended Transferor with respect to any such eCOST Asset, and (ii) the Intended Transferee will pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor’s obligations with respect to any such eCOST Asset in a timely manner and in accordance with the terms thereof which it may do without breach. If and when such consents or approvals are obtained or such other required actions have been taken, the transfer of the applicable eCOST Asset will be effected in accordance with the terms of this Agreement and any applicable Ancillary Agreement.

2.6. Shared Contracts. The Parties agree as follows:

(a) At the written request of eCOST, PC Mall will, and will cause other members of the PC Mall Group to, to the extent permitted by the applicable PC Mall Shared Contract and applicable law, make available to eCOST or applicable members of the eCOST Group the benefits and rights under the PC Mall Shared Contracts (except where the benefits or rights under such PC Mall Shared Contracts are specifically provided pursuant to an Ancillary Agreement) which are substantially equivalent to the benefits and rights enjoyed by the PC Mall Group under each PC Mall Shared Contract for which such request is made by eCOST, to the extent such benefits relate to the eCOST Business; provided, however, that the applicable members of the eCOST Group will assume and discharge (or promptly reimburse PC Mall for) the obligations and liabilities under the relevant PC Mall Shared Contracts associated with the benefits and rights so made available to them.

(b) At the written request of PC Mall, eCOST will, and will cause other members of the eCOST Group to, to the extent permitted by the applicable eCOST Shared Contract and applicable law, make available to PC Mall or applicable members of the PC Mall Group the benefits and rights under the eCOST Shared Contracts (except where the benefits or rights under such eCOST Shared Contracts are specifically provided pursuant to an Ancillary Agreement) which are substantially equivalent to the benefits and rights enjoyed by the eCOST Group under each eCOST Shared Contract for which such request is made by PC Mall, to the extent such benefits relate to the PC Mall Business; provided, however, that the applicable members of the PC Mall Group will assume and discharge (or promptly reimburse eCOST for) the obligations and liabilities under the relevant eCOST Shared Contracts associated with the benefits and rights so made available to them.

The parties’ rights and obligations pursuant to this Section 2.6 will terminate upon the earliest to occur of (i) the Distribution Date, (ii) the termination of PC Mall’s obligation to effect the Distribution pursuant to Article XII, and (iii) with respect to any PC Mall Shared Contract or eCOST Shared Contract in particular, such time that the arrangement pursuant to this Section 2.6 is no longer permitted thereunder.

2.7. Inter-Group Indebtedness. On or prior to the IPO Settlement Date, each party will repay, and each party will cause each of its Subsidiaries to repay, as applicable, its respective Inter-Group Indebtedness in accordance with the terms of such Inter-Group Indebtedness.

ARTICLE III

THE IPO AND ACTIONS PENDING THE IPO

3.1. Transactions Prior to the IPO. Subject to the conditions specified in Section 3.3, PC Mall and eCOST shall use their commercially reasonable efforts to consummate the IPO. Such actions shall include, but not necessarily be limited to, those specified in this Section 3.1. eCOST shall file such amendments or supplements to the IPO Registration Statement as may be necessary in order to cause the same to become and remain effective as required by law or by the Underwriters, including, but not limited to, filing such amendments to the IPO Registration Statement as may be required by the Underwriting Agreement, the Commission or federal, state or foreign securities laws. PC Mall and eCOST shall also cooperate in preparing, filing with the Commission and causing to become effective a registration statement registering the eCOST Common Stock under the Exchange Act, and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO, the Distribution or the other transactions contemplated by this Agreement and the Ancillary Agreements.

(a) eCOST shall enter into the Underwriting Agreement, in form and substance reasonably satisfactory to eCOST and PC Mall and shall comply with its obligations thereunder.

(b) PC Mall and eCOST shall consult with each other and the Underwriters regarding the timing, pricing and other material matters with respect to the IPO.

(c) eCOST shall use commercially reasonable efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the IPO.

(d) eCOST shall prepare, file and use commercially reasonable efforts to seek to make effective, an application for listing of the eCOST Common Stock issued in the IPO on the Nasdaq National Market, subject to official notice of issuance.

(e) eCOST shall participate in the preparation of materials and presentations as the Underwriters shall deem necessary or desirable.

(f) eCOST shall pay all third party costs, fees and expenses relating to the IPO, all of the reimbursable expenses of the Underwriters pursuant to the Underwriting Agreement, all of the costs of producing, printing, mailing and otherwise distributing the Prospectus, as well as the Underwriters’ discount as provided in the Underwriting Agreement.

3.2. Proceeds of the IPO. The IPO will be a primary offering of eCOST Common Stock, and eCOST shall use the net proceeds of the IPO in the manner described in the Registration Statement.

3.3. Conditions Precedent to Consummation of the IPO. As soon as practicable after the date of this Agreement, the parties hereto shall use commercially reasonable efforts to satisfy the following conditions to the consummation of the IPO. The obligations of the parties to consummate the IPO shall be conditioned on the satisfaction, or waiver by PC Mall, of the following conditions:

(a) The IPO Registration Statement shall have been declared effective by the Commission, and there shall be no stop order in effect with respect thereto.

(b) The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) described in Section 3.1 shall have been taken and, where applicable, have become effective or been accepted.

(c) The eCOST Common Stock to be issued in the IPO shall have been approved for listing on the Nasdaq National Market, subject only to official notice of issuance.

(d) eCOST shall have entered into the Underwriting Agreement and all conditions to the obligations of eCOST and the Underwriters shall have been satisfied or waived.

(e) PC Mall shall be satisfied in its sole discretion that it will possess Tax Control of eCOST immediately following the IPO, and all other matters regarding the Tax-Free Status will, to the extent applicable as of the time of the IPO, be satisfied or can reasonably be anticipated to be satisfied, and there shall be no event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the Distribution or thereafter.

(f) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the IPO or any of the other transactions contemplated by this Agreement or any Ancillary Agreement shall be in effect.

(g) Such other actions shall have been taken as the parties hereto may, based upon the advice of counsel, reasonably request to be taken prior to the IPO in order to assure the successful completion of the IPO and the other transactions contemplated by this Agreement.

(h) This Agreement shall not have been terminated.

ARTICLE IV

THE DISTRIBUTION

4.1. The Distribution. (a) PC Mall intends, following the consummation of the IPO, to complete the Distribution no sooner than 180 days following the completion of the IPO (the “Distribution Date”). PC Mall will, in its sole and absolute discretion, determine the date of the consummation of the Distribution and all terms of the Distribution, including without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, PC Mall may, at any time and from time to time until the completion of the Distribution, modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. eCOST will cooperate with PC Mall in all respects to accomplish the Distribution and will, at PC Mall’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, to the extent necessary, the registration under the Securities Act and the Exchange Act of the eCOST Common Stock on an appropriate registration form or forms to be designated by PC Mall. PC Mall will select any investment banker(s) and manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for PC Mall, provided, however, that nothing in this Agreement will prohibit eCOST from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution.

(b) Subject to Section 4.3 hereof, on or prior to the Distribution Date, PC Mall will deliver to the Agent for the benefit of holders of record of PC Mall Common Stock on the Record Date, a single stock certificate, endorsed by PC Mall in blank, representing all of the outstanding shares of eCOST Common Stock then owned directly or indirectly by PC Mall, and shall cause the transfer agent for the shares of PC Mall Common Stock to instruct the Agent to distribute on the Distribution Date the appropriate number of such shares of eCOST Common Stock to each such holder or designated transferee or transferees of such holder.

(c) Subject to Section 4.4, each holder of PC Mall Common Stock on the Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Distribution a number of shares of eCOST Common Stock equal to the number of shares of PC Mall Common Stock held by such holder on the Record Date multiplied by a fraction, the numerator of which is the number of shares of eCOST Common Stock beneficially owned by PC Mall on the Record Date and the denominator of which is the number of shares of PC Mall Common Stock outstanding on the Record Date.

(d) eCOST and PC Mall, as the case may be, will provide to the Agent all share certificates and any information required in order to complete the Distribution on the basis specified above.

(e) Following the Effective Time, and until such eCOST Common Stock is duly transferred in accordance with applicable law, eCOST will regard the Persons entitled to receive such eCOST Common Stock as record holders of eCOST Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. eCOST agrees that, subject to any transfers of such stock, (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of eCOST Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive one or more certificates representing, or other evidence of ownership of, the shares of eCOST Common Stock then held by such holder.

4.2. Actions Prior to the Distribution.

(a) PC Mall and eCOST shall prepare and mail, prior to the Distribution Date, to the holders of PC Mall Common Stock, such information concerning eCOST, its business, operations and management, the Distribution and such other matters as PC Mall shall reasonably determine and as may be required by law. PC Mall and eCOST will prepare, and eCOST will, to the extent required under applicable law, file with the Commission any such documentation and any requisite no action letters which PC Mall determines are necessary or desirable to effectuate the Distribution and PC Mall and eCOST shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(b) PC Mall and eCOST shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

(c) PC Mall and eCOST shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 4.3 (subject to Sections 4.3(d)) to be satisfied and to effect the Distribution on the Distribution Date.

(d) eCOST shall prepare and file, and shall use commercially reasonable efforts to have approved, an application for the listing on the Nasdaq National Market, subject to official notice of issuance, (i) the eCOST Common Stock to be distributed in the Distribution, (ii) the shares of eCOST Common Stock covered by eCOST Options to be issued pursuant to the terms of the Employee Matters Agreement, and (iii) the shares of eCOST Common Stock covered by the warrants to be issued pursuant to Section 4.5 hereof.

4.3. Conditions to Distribution. The consummation of the Distribution will be subject to Section 12.2 and the satisfaction, or waiver by PC Mall in its sole and absolute discretion, of the conditions set forth in this Section 4.3. Any determination by PC Mall regarding the satisfaction or waiver of any of such conditions will be conclusive. For the avoidance of doubt, in the event that PC Mall determines not to consummate the Distribution because one or more of such conditions is not satisfied or for any other reason, such determination by PC Mall will not impact the effectiveness of the IPO.

(a) An Tax Opinion from Morrison & Foerster LLP shall have been obtained in form and substance satisfactory to PC Mall in its sole discretion, and shall be confirmed at the Distribution Date, to the effect that, among other things, the Capital Contribution and the Distribution taken together will qualify as a reorganization for U.S. federal income tax purposes pursuant to which no gain or loss will be recognized by PC Mall or PC Mall’s stockholders under Sections 355, 361(b)(3), 368(a)(1)(D) and related provisions of the Code.

(b) If PC Mall, in its sole discretion, decides to seek a private letter ruling from the Internal Revenue Service to the same effect as the Tax Opinion (the “Letter Ruling”), the Letter Ruling shall have been obtained in form and substance satisfactory to PC Mall, and shall continue in effect, consistent with the conclusions set forth in Section 4.3(a).

(c) Any material Governmental Approvals and Consents necessary to consummate the Distribution shall have been obtained and be in full force and effect.

(d) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect and no other event outside the control of PC Mall shall have occurred or failed to occur that prevents the consummation of the Distribution.

(e) The eCOST Common Stock to be distributed in the Distribution shall have been accepted for listing on the Nasdaq National Market, subject to official notice of issuance.

(f) No other events or developments shall have occurred subsequent to the Closing Date that, in the sole judgment of the Board of Directors of PC Mall, would result in the Distribution having a material adverse effect on PC Mall or on the stockholders of PC Mall.

The foregoing conditions are for the sole benefit of PC Mall and shall not give rise to or create any duty on the part of PC Mall or the PC Mall Board of Directors to waive or not waive any such condition.

4.4. Fractional Shares. As soon as practicable after the Distribution Date, PC Mall shall direct the Agent to determine the number of whole shares and fractional shares of eCOST Common Stock allocable to each holder of record or beneficial owner of PC Mall Common Stock as of the Record Date, to aggregate all such fractional shares and sell the whole shares obtained thereby at the direction of PC Mall either to PC Mall, in open market transactions or otherwise, in each case at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner to which a fractional share shall be allocable such holder’s or owner’s ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for U.S. federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. PC Mall and the Agent shall use commercially reasonable efforts to aggregate the shares of PC Mall Common Stock that may be held by any beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.

4.5. Adjustment of PC Mall Warrants.

(a) As of the Distribution Date, each warrant to purchase PC Mall Common Stock that is outstanding as of the Record Date and not exercised prior to the Distribution Date (each an “PC Mall Warrant”) shall be adjusted as set forth in this Section 4.5. Each PC Mall Warrant shall be converted, as of the Distribution Date, into two warrants: a warrant (the “PC Mall Adjusted Warrant”) to purchase the same number of shares of PC Mall Common Stock covered by the PC Mall Warrant and as to which the PC Mall Warrant has not been exercised as of the Distribution Date, and a warrant (the “eCOST Warrant”) to purchase a number of shares of eCOST Common Stock equal to the PC Mall Warrant times a fraction, the numerator of which is the total number of shares of eCOST Common Stock distributed to PC Mall stockholders in the Distribution and the denominator of which is the total number of shares of PC Mall Common Stock outstanding on the Record Date. The terms of the PC Mall Adjusted Warrant and the eCOST Warrant (other than the exercise price and the number of shares) shall be substantially the same as the PC Mall Warrant.

(b) The exercise prices per share for each PC Mall Adjusted Warrant and the eCOST Warrant shall be established, as set forth in Schedule 4.5 hereto, in a manner so that: (a) the aggregate “intrinsic value” (i.e. the market value of the stock underlying the warrant, less the exercise price of such warrant, multiplied by the number of shares then covered by such warrant) after the Distribution of the PC Mall Adjusted Warrant plus the eCOST Warrant is not greater than the intrinsic value of the related PC Mall Warrant immediately prior to the Distribution, and (b) the ratio of the exercise price per warrant to the market value per share after the Distribution is not lower than the ratio of the exercise price of the PC Mall Warrant to the market value per share of PC Mall Common Stock immediately prior to the Distribution. The determination of the exercise prices for each PC Mall Adjusted Warrant and eCOST Warrant shall be made by PC Mall as advised by its professional advisors.

(c) The eCOST Warrants to be granted pursuant to this Section 4.5 shall be issued by eCOST as soon as practicable following the Distribution Date, and eCOST shall take all corporate action and make all required filings under applicable state blue sky laws and the Securities Act to (i) issue the eCOST Warrants as required under this Section 4.5 and (ii) comply with applicable registration and qualification requirements under the Securities Act and applicable state securities laws (or exemptions from such registration or qualification requirements) with respect to the issuance of such eCOST Warrants and the eCOST Common Stock underlying the eCOST Warrants, subject in each case to the receipt by eCOST of investment representations and other information from the holders of the PC Mall Warrants reasonably necessary to effect such registration or qualification or qualify for an exemption from such registration or qualification requirements.

ARTICLE V

ANCILLARY AGREEMENTS

5.1. Ancillary Agreements. Prior to the date hereof, PC Mall, through its subsidiaries, has provided to eCOST certain service, including administrative services (accounting, human resources, tax services, legal and treasury), inventory management and order fulfillment, credit card processing, information systems operation and administration, and advertising services and use of office space pursuant to the Existing Agreements. eCOST, on the one hand, and PC Mall or its Affiliates, on the other hand, will enter into the Ancillary Agreements pursuant to which PC Mall or such Affiliates of PC Mall will provide certain services to eCOST on a transitional basis as described in the Ancillary Agreements. Effective as of the date hereof, each of eCOST and PC Mall (or its Affiliates) will execute and deliver each of the Ancillary Agreements.

5.2. Termination of Existing Agreements. Effective as of the date hereof, eCOST shall, and PC Mall shall cause its applicable subsidiary to, mutually terminate each of the Existing Agreements.

ARTICLE VI

MUTUAL RELEASE; INDEMNIFICATION

6.1. Release of Pre-Closing Claims.

(a) Except as provided in Section 6.1(c), effective as of the Closing Date, eCOST does hereby, for itself, its respective Affiliates (other than any member of the PC Mall Group), successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of any member of the eCOST Group (in each case, in their respective capacities as such), remise, release and forever discharge each of PC Mall, its respective Affiliates (other than any member of the eCOST Group), successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of PC Mall (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the IPO or the Distribution, between eCOST and PC Mall (including any contractual arrangements or arrangements existing or alleged to exist between them on or before the Closing Date).

(b) Except as provided in Section 6.1(c), effective as of the Closing Date, PC Mall does hereby, for itself and its Affiliates (other than any member of the eCOST Group), successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of any member of the PC Mall Group (in each case, in their respective capacities as such), remise, release and forever discharge eCOST, the respective members of the eCOST Group, their respective Affiliates (other than any member of the PC Mall Group), successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of any member of the eCOST Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the IPO or the Distribution, between eCOST and PC Mall (including any contractual arrangements or arrangements existing or alleged to exist between them on or before the Closing Date).

(c) Nothing contained in Section 6.1(a) or (b) shall impair any right of any Person to enforce this Agreement or any Ancillary Agreement. Nothing contained in Section 6.1(a) or (b) shall release any Person from:

(i) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(ii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Closing Date;

(iii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of another Group;

(iv) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article VI and Article VII and, if applicable, the appropriate provisions of the Ancillary Agreements;

(v) in the case of PC Mall or any member of the PC Mall Group, the capital contribution due to eCOST in the amount of $2,543,000 as reflected on the balance sheet of eCOST as of the date hereof;

(vi) in the case of eCOST, (A) outstanding unpaid amounts as of the Closing Date advanced to eCOST for working capital and fixed asset purchases; and (B) the PC Mall Note; or

(vii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 6.1; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 6.1 but for the provisions of this clause (vi).

(d) eCOST shall not make, and shall not permit any member of the eCOST Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against PC Mall or any member of the PC Mall Group or any other Person released pursuant to Section 6.1(a), with respect to any Liabilities released pursuant to Section 6.1(a). PC Mall shall not, and shall not permit any member of the PC Mall Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against eCOST or any member of the eCOST Group, or any other Person released pursuant to Section 6.1(b), with respect to any Liabilities released pursuant to Section 6.1(b).

(e) It is the intent of each of PC Mall and eCOST by virtue of the provisions of this Section 6.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Closing Date, between or among eCOST or any member of the eCOST Group, on the one hand, and PC Mall or any member of the PC Mall Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Closing Date), except as expressly set forth in Section 6.1(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

6.2. Indemnification by eCost. Subject to the provisions of this Agreement, eCOST shall indemnify, defend and hold harmless PC Mall, each member of the PC Mall Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “PC Mall Indemnitees”), from and against any and all Liabilities of the PC Mall Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the failure of eCOST or any other member of the eCOST Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of eCOST in accordance with their respective terms, whether prior to or after the Closing Date or the date hereof;

(b) the eCOST Business or any eCOST Liabilities;

(c) any breach by eCOST or any member of the eCOST Group of this Agreement or any of the Ancillary Agreements; and

(d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any IPO Registration Statement or Prospectus, except to the extent such information relates exclusively to (i) the PC Mall Business, (ii) PC Mall’s intentions with respect to the Distribution, or (iii) the terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution.

6.3. Indemnification by PC Mall. Subject to the provisions of this Agreement, PC Mall shall indemnify, defend and hold harmless eCOST, each member of the eCOST Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “eCOST Indemnitees”), from and against any and all Liabilities of the eCOST Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the failure of PC Mall or any other member of the PC Mall Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the PC Mall Group, whether prior to or after the Closing Date or the date hereof;

(b) the PC Mall Business or any PC Mall Liabilities; and

(c) any breach by PC Mall or any member of the PC Mall Group of this Agreement or any of the Ancillary Agreements.

6.4. Indemnification Obligations Net of Insurance Proceeds and Other Amounts. (a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article VI or Article VII will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or any Ancillary Agreement shall obligate any member of any Group to seek to collect or recover any Insurance Proceeds.

6.5. Procedures for Indemnification of Third Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the PC Mall Group or the eCOST Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 6.2 or 6.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within 20 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 6.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third

Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 6.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence. In the event that the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 6.5(d), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party.

(d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.

(e) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

6.6. Additional Matters. (a) Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement, the Ancillary Agreements and the Registration Rights Agreements

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) In the event of an Action in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

6.7. Remedies Cumulative. The remedies provided in this Article VI shall be cumulative and, subject to the provisions of Article IX, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

6.8. Exclusions. Notwithstanding anything to the contrary in Section 6.2 or Section 6.3, (i) indemnification with respect to Taxes shall be governed exclusively by the Tax Indemnification and Allocation Agreement, (ii) to the extent any of the License Agreements specifically provides indemnification with respect to Third Party Claims for infringement of intellectual property rights, the respective License Agreement shall govern with respect to that indemnification, and (iii) to the extent the Employee Benefit Matters Agreement specifically provides indemnification with respect to certain employee-related eCOST Liabilities, the Employee Benefit Matters Agreement shall govern with respect to that indemnification. To the extent indemnification is not provided in such Ancillary Agreements, the terms of this Agreement shall govern.

6.9. Limitations of Liability.

(a) The rights of any of PC Mall and eCOST and their respective Indemnitees to indemnification under Sections 6.2 and 6.3 hereof shall be subject to any limitations of liability contained in any Ancillary Agreement.

(b) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNIFIED PARTY (COLLECTIVELY, “UNFORESEEN DAMAGES”), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON WHO IS NOT A MEMBER OF EITHER GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND NOT SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 6.9(b).

6.10. Survival of Indemnities. The rights and obligations of each of PC Mall and eCOST and their respective Indemnitees under this Article VI shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

6.11. Tax Liabilities. Notwithstanding anything to the contrary in Sections 6.2 or 6.3, indemnification with respect to Taxes shall be governed exclusively by the Tax Indemnification and Allocation Agreement.

ARTICLE VII

INTERIM OPERATIONS AND CERTAIN OTHER MATTERS

7.1. Insurance Matters. (a) PC Mall and eCOST agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Distribution Date and for the treatment of any Insurance Policies that will remain in effect following the Closing Date on a mutually agreeable basis. In no event shall PC Mall, any other member of the PC Mall Group or any PC Mall Indemnitee have liability or obligation whatsoever to any member of the eCOST Group in the event that any Insurance Policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the eCOST Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(i) except as otherwise provided in any Ancillary Agreement, the parties intend by this Agreement that eCOST and each other member of the eCOST Group be successors-in-interest to all rights that any member of the eCOST Group may have as of the Closing Date as a subsidiary, affiliate, division or department of PC Mall prior to the Closing Date under any policy of insurance issued to PC Mall by any insurance carrier unaffiliated with PC Mall or under any agreements related to such policies executed and delivered prior to the Closing Date, including any rights such member of the eCOST Group may have, as an insured or additional named insured, subsidiary, affiliate, division or department, to avail itself of any such policy of insurance or any such agreements related to such policies as in effect prior to the Closing Date. At the request of eCOST, PC Mall shall take all reasonable steps, including the execution and delivery of any instruments, to effect the foregoing; provided however that PC Mall shall not be required to pay any amounts, waive any rights or incur any Liabilities in connection therewith;

(ii) except as otherwise contemplated by any Ancillary Agreement, after the Closing Date, none of PC Mall or eCOST or any member of their respective Groups shall, without the consent of the other, provide any such insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the other Group thereunder; provided however that the foregoing shall not (A) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (B) require any member of any Group to pay any premium or other amount or to incur any Liability, or (C) require any member of any Group to renew, extend or continue any policy in force. Each of eCOST and PC Mall will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion.

(b) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the PC Mall Group in respect of any Insurance Policy or any other contract or policy of insurance.

(c) eCOST does hereby, for itself and each other member of the eCOST Group, agree that no member of the PC Mall Group or any PC Mall Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of PC Mall and its Affiliates as in effect at any time prior to the Closing Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(d) Nothing in this Agreement shall be deemed to restrict any member of the eCOST Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

7.2. Certain Business Matters. (a) No member of any Group shall have any duty to refrain from (i) engaging in the same or similar activities or lines of business as any member of any other Group, (ii) doing business with any potential or actual supplier or customer of any member of any other Group, or (iii) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of any other Group.

(b) Each of PC Mall and eCOST is aware that from time to time certain business opportunities may arise which more than one Group may be financially able to undertake, and which are, from their nature, in the line of more than one Group’s business and are of practical advantage to more than one Group. In connection therewith, the parties agree that if, following the Closing Date and prior to (but not following) the Distribution Date, any of PC Mall or eCOST acquires knowledge of an opportunity that meets the foregoing standard with respect to more than one Group, none of PC Mall or eCOST shall have any duty to communicate or offer such opportunity to any of the others and may pursue or acquire such opportunity for itself, or direct such opportunity to any other Person.

7.3. Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 30 days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

ARTICLE VIII

FINANCIAL AND OTHER COVENANTS

8.1. Financial and Other Information. (a) eCOST agrees that, for so long as PC Mall is required to consolidate the results of operations and financial position of eCOST and any other members of the eCOST Group or to account for its investment in eCOST under the equity method of accounting (determined in accordance with generally accepted accounting principles consistently applied and consistent with SEC reporting requirements):

(i) Disclosure and Financial Controls. eCOST will, and will cause each other member of the eCOST Group to, maintain, as of and after the IPO Effective Date, disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15 promulgated under the Exchange Act; eCOST will cause each of its principal executive and principal financial officers to sign and deliver certifications to eCOST’s periodic reports and will include the certifications in eCOST’s periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K; eCOST will cause its management to evaluate eCOST’s disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15; eCOST will disclose in its periodic reports filed with the SEC information concerning eCOST management’s responsibilities for and evaluation of eCOST’s disclosure controls and procedures and internal control over financial reporting (including, without limitation, the annual management report and attestation report of eCOST’s independent auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable SEC rules; and, without limiting the general application of the foregoing, eCOST will, and will cause each other member of the eCOST Group to, maintain as of and after the IPO Effective Date internal systems and procedures that will provide reasonable assurance that (A) the Financial Statements are reliable and timely prepared in accordance with GAAP and applicable law, (B) all transactions of members of the eCOST Group are recorded as necessary to permit the preparation of the Financial Statements, (C) the receipts and expenditures of members of the eCOST Group are authorized at the appropriate level within eCOST, and (D) unauthorized use or disposition of the assets of any member of the eCOST Group that could have material effect on the Financial Statements is prevented or detected in a timely manner.

(ii) Fiscal Year. eCOST will, and will cause each member of the eCOST Group to, maintain a fiscal year that commences and ends on the same calendar days as PC Mall’s fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as PC Mall’s monthly accounting periods commence and end.

(iii) Monthly Financial Reports. No later than ten (10) business days after the end of the first three (3) monthly accounting periods of eCOST following the IPO Effective Date, eCOST will deliver to PC Mall a consolidated income statement and balance sheet for eCOST for such period and an income statement and balance sheet for each eCOST Affiliate which is consolidated with eCOST, as the case may be, in such format and detail as PC Mall may request, and no later than twelve (12) business days after the end of the first three (3)

monthly accounting periods of eCOST following the IPO Effective Date, eCOST will deliver to PC Mall a consolidated statement of cash flows for eCOST for such period and statement of cash flows for each eCOST Affiliate which is consolidated with eCOST, as the case may be, in such format and detail as PC Mall may request. No later than five (5) business days after the end of each monthly accounting period of eCOST thereafter (including the last monthly accounting period of eCOST of each fiscal year), eCOST will deliver to PC Mall a consolidated income statement, balance sheet and statement of cash flows for eCOST for such period and an income statement, balance sheet and statement of cash flows for each eCOST Affiliate which is consolidated with eCOST, as the case may be, in such format and detail as PC Mall may request.

(iv) Quarterly Financial Statements. As soon as practicable, and in any event no later than the earlier of (x) ten (10) business days prior to the date on which eCOST is required to file a Form 10-Q or other document containing Quarterly Financial Statements (as defined below) with the SEC for each of the first three (3) fiscal quarters in each fiscal year of eCOST and (y) five (5) business days prior to the date on which PC Mall has notified eCOST that PC Mall intends to file its Form 10-Q or other document containing quarterly financial statements with the SEC, eCOST will deliver to PC Mall drafts of (A) the consolidated financial statements of the eCOST Group (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of eCOST the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X and GAAP, and (B) a discussion and analysis by management of the eCOST Group’s financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K; provided, however, that eCOST will deliver such information at such earlier time upon PC Mall’s written request with thirty (30) days’ notice resulting from PC Mall’s determination to accelerate the timing of the filing of its financial statements with the SEC. The information set forth in (A) and (B) above is referred to in this Agreement as the “Quarterly Financial Statements.” No later than the earlier of (x) three (3) business days prior to the date eCOST publicly files the Quarterly Financial Statements with the SEC or otherwise makes such Quarterly Financial Statements publicly available or (y) three (3) business days prior to the date on which PC Mall has notified eCOST that PC Mall intends to file the PC Mall quarterly financial statements with the SEC, eCOST will deliver to PC Mall the final form of the eCOST Quarterly Financial Statements and certifications thereof by the principal executive and financial officers of eCOST in substantially the forms required under SEC rules for periodic reports and in form and substance satisfactory to PC Mall; provided, however, that eCOST may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by eCOST to PC Mall as soon as practicable, and in any event within eight (8) hours thereafter; provided, further, that PC Mall’s and eCOST’s financial representatives will actively consult with each other regarding any changes (whether or not substantive) which eCOST may consider making to its Quarterly Financial Statements and related disclosures during the two (2) business days immediately prior to any anticipated filing with the SEC, with particular focus on any changes which would have an effect upon PC Mall’s financial statements or related disclosures. In addition to the foregoing, no Quarterly Financial Statement or any other document which refers, or contains information not previously publicly disclosed with respect to the ownership of eCOST by PC Mall, the separation of eCOST from PC Mall or the Distribution will be filed with the SEC or otherwise made public by any eCOST Group member without the prior written consent of PC Mall, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary in this Section 8.1(a)(iv), eCOST will file its Quarterly Financial Statements with the SEC on the same date that PC Mall files the PC Mall quarterly financial statements with the SEC unless otherwise required by applicable law.

(v) Annual Financial Statements. As soon as practicable, and in any event no later than the earlier of (x) ten (10) business days prior to the date on which eCOST is required to file a Form 10-K or other document containing its Annual Financial Statements (as defined below) with the SEC and (y) ten (10) business days prior to the date on which PC Mall has notified eCOST that PC Mall intends to file its Form 10-K or other document containing annual financial statements with the SEC, eCOST will deliver to PC Mall (A) drafts of the consolidated financial statements of the eCOST Group (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X and GAAP, and (B) a discussion and analysis by management of the eCOST Group’s financial condition and results of operations for such year, including, without limitation, an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K. The information set forth in (A) and (B) above is referred to in this Agreement as the “Annual Financial Statements.” eCOST will deliver to PC Mall all revisions to such drafts as soon as any such revisions are prepared or made. No later than the earlier of (x) five (5) business days prior to the date eCOST publicly files the Annual Financial Statements with the SEC or otherwise makes such Annual Financial Statements publicly available or (y) five (5) business days prior to the date on which PC Mall has notified eCOST that PC Mall intends to file the PC Mall annual financial statements with the SEC, eCOST will deliver to PC Mall the final form of the eCOST Annual Financial Statements and certifications thereof by the principal executive and financial officers of eCOST in substantially the forms required under SEC rules for periodic reports and in form and substance satisfactory to PC Mall; provided, however, that eCOST may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by eCOST to PC Mall as soon as practicable, and in any event within eight (8) hours thereafter; provided, further, that PC Mall and eCOST financial representatives will actively consult with each other regarding any changes (whether or not substantive) which eCOST may consider making to its Annual Financial Statements and related disclosures during the three (3) business days immediately prior to any anticipated filing with the SEC, with particular focus on any changes which would have an effect upon PC Mall’s financial statements or related disclosures. In addition to the foregoing, no Annual Financial Statement or any other document which refers, or contains information not previously publicly disclosed with respect, to the ownership of eCOST by PC Mall, the separation of eCOST from PC Mall or the Distribution will be filed with the SEC or otherwise made public by any eCOST Group member without the prior written consent of PC Mall, which consent shall not be unreasonably withheld. In any event, eCOST will deliver to PC Mall, no later than three (3) days prior to the date that on which PC Mall has notified eCOST that PC Mall intends to file the PC Mall annual financial statements with the SEC, the final form of the Annual Financial Statements accompanied by an opinion thereon by eCOST’s independent certified public accountants. Notwithstanding anything to the contrary in this Section 8.1(a)(v), eCOST will file its Annual Financial Statements with the SEC on the same date that PC Mall files the PC Mall annual financial statements with the SEC unless otherwise required by applicable law.

(vi) Affiliate Financial Statements. eCOST will deliver to PC Mall all Quarterly and Annual Financial Statements of each eCOST Affiliate which is itself required to file financial statements with the SEC or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as those financial statements of eCOST required to be delivered to PC Mall pursuant to this Section 8.1.

(vii) Conformance with PC Mall Financial Presentation. All information provided by any eCOST Group member to PC Mall or filed with the SEC pursuant to Section 8.1(a)(iii) through (vi) inclusive will be consistent in terms of format and detail and otherwise with PC Mall’s policies with respect to the application of GAAP and practices in effect on the IPO Effective Date with respect to the provision of such financial information by such eCOST Group member to PC Mall (and, where appropriate, as presently presented in financial reports to PC Mall’s Board of Directors), with such changes therein as may be requested by PC Mall from time to time consistent with changes in such accounting principles and practices.

(viii) eCOST Reports Generally. Each eCOST Group member that files information with the SEC will deliver to PC Mall: (A) substantially final drafts, as soon as the same are prepared, of (x) all reports, notices and proxy and information statements to be sent or made available by such eCOST Group member to its respective security holders, (y) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders), and (z) all registration statements and prospectuses to be filed by such eCOST Group member with the SEC or any securities exchange pursuant to the rules, regulations and listing requirements (or similar requirements) of such exchange (collectively, the documents identified in clauses (x), (y) and (z) are referred to in this Agreement as “eCOST Public Documents”), and (B) as soon as practicable, but in no event later than four (4) business days (other than with respect to reports on Form 8-K) prior to the earliest of the dates the same are printed, sent or filed, current drafts of all such eCOST Public Documents and, with respect to reports on Form 8-K, as soon as practicable, but in no event later than two (2) business days prior to the earliest of the dates the same are printed, sent or filed in the case of planned 8-K reports and as soon as practicable, but in no event less than 2 hours in the case of unplanned 8-K reports; provided, however, that eCOST may continue to revise such eCOST Public Documents prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by eCOST to PC Mall as soon as practicable, and in any event within eight (8) hours thereafter; provided, further, that PC Mall and eCOST financial Representatives will actively consult with each other regarding any changes (whether or not substantive) which eCOST may consider making to any of its eCOST Public Documents and related disclosures prior to any anticipated filing with the SEC, with particular focus on any changes which would have an effect upon PC Mall’s financial statements or related disclosures. In addition to the foregoing, no eCOST Public Document or any other document which refers, or contains information not previously publicly disclosed with respect, to the ownership of eCOST by PC Mall, the separation of eCOST from

PC Mall or the Distribution will be filed with the SEC or otherwise made public by any eCOST Group member without the prior written consent of PC Mall, which consent shall not be unreasonably withheld.

(ix) Budgets and Financial Projections. eCOST will, as promptly as practicable, deliver to PC Mall copies of all annual and other budgets and financial projections (consistent in terms of format and detail and otherwise required by PC Mall) relating to eCOST on a consolidated basis and will provide PC Mall an opportunity to meet with management of eCOST to discuss such budgets and projections.

(x) Other Information. With reasonable promptness, eCOST will deliver to PC Mall such additional financial and other information and data with respect to the eCOST Group and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by PC Mall.

(xi) Press Releases and Similar Information. eCOST and PC Mall will consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give each other the opportunity to review the information therein relating to the eCOST Group and to comment thereon. PC Mall and eCOST will make reasonable efforts to issue their respective annual and quarterly earnings releases at approximately the same time on the same date. No later than eight (8) hours prior to the time and date that a party intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, such party will deliver to the other party copies of substantially final drafts of all press releases and other statements to be made available by any member of that party’s Group to employees of any member of that party’s Group or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any eCOST Group member. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding two sentences, the issuing party will consult with the other party regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, the issuing party will deliver to the other party copies of final drafts of all press releases and other public statements.

(xii) Cooperation on PC Mall Filings. eCOST will cooperate fully, and cause eCOST’s Auditors to cooperate fully, with PC Mall to the extent requested by PC Mall in the preparation of PC Mall’s public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by PC Mall with the SEC, any national securities exchange or otherwise made publicly available (collectively, the “PC Mall Public Filings”). eCOST agrees to provide to PC Mall all information that PC Mall reasonably requests in connection with any PC Mall Public Filings or that, in the judgment of PC Mall’s legal department, is required to be disclosed or incorporated by reference therein under any law, rule or regulation. eCOST will provide such information in a timely manner on the dates requested by PC Mall (which may be earlier than the dates on which eCOST otherwise would be required hereunder to have such information available) to enable PC Mall to prepare, print and release all

PC Mall Public Filings on such dates as PC Mall will determine but in no event later than as required by applicable law. eCOST will use commercially reasonable efforts to cause eCOST’s Auditors to consent to any reference to them as experts in any PC Mall Public Filings required under any law, rule or regulation. If and to the extent requested by PC Mall, eCOST will diligently and promptly review all drafts of such PC Mall Public Filings and prepare in a diligent and timely fashion any portion of such PC Mall Public Filing pertaining to eCOST. Prior to any printing or public release of any PC Mall Public Filing, an appropriate executive officer of eCOST will, if requested by PC Mall, certify that the information relating to any eCOST Group member in such PC Mall Public Filing is accurate, true, complete and correct in all material respects. Unless required by law, rule or regulation, eCOST will not publicly release any financial or other information which conflicts with the information with respect to any eCOST Group member that is included in any PC Mall Public Filing without PC Mall’s prior written consent. Prior to the release or filing thereof, PC Mall will provide eCOST with a draft of any portion of a PC Mall Public Filing containing information relating to the eCOST Group and will give eCOST an opportunity to review such information and comment thereon; provided that PC Mall will determine in its sole and absolute discretion the final form and content of all PC Mall Public Filings.

(b) Auditors and Audits; Annual Statements and Accounting. eCOST agrees that, for so long as PC Mall is required to consolidate eCOST’s results of operations and financial position or to account for its investment in eCOST under the equity method of accounting (in accordance with GAAP):

(i) Audit Timing. eCOST will use commercially reasonable efforts to enable eCOST’s independent public accountants (“eCOST’s Auditors”) to complete their audit such that they will date their opinion on the Annual Financial Statements on the same date that PC Mall’s independent certified public accountants (“PC Mall’s Auditors”) date their opinion on PC Mall’s audited annual financial statements (the “PC Mall Annual Statements”), and to enable PC Mall to meet its timetable for the printing, filing and public dissemination of the PC Mall Annual Statements, all in accordance with Section 8.1(a) hereof and as required by applicable law.

(ii) Information Needed by PC Mall. eCOST will provide to PC Mall on a timely basis all information that PC Mall reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the PC Mall Annual Statements in accordance with Section 8.1(a) hereof and as required by applicable law. Without limiting the generality of the foregoing, eCOST will provide all required financial information with respect to the eCOST Group to eCOST’s Auditors in a sufficient and reasonable time and in sufficient detail to permit eCOST’s Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to PC Mall’s Auditors with respect to information to be included or contained in the PC Mall Annual Statements.

(iii) Access to eCOST Auditors. eCOST will authorize eCOST’s Auditors to make available to PC Mall’s Auditors both the personnel who performed, or are performing, the annual audit of eCOST and work papers related to the annual audit of eCOST, in all cases within a reasonable time prior to eCOST’s Auditors’ opinion date, so that PC Mall’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of eCOST’s Auditors as it relates to PC Mall’s Auditors’ report on PC Mall’s statements, all within sufficient time to enable PC Mall to meet its timetable for the printing, filing and public dissemination of the PC Mall Annual Statements.

(iv) Access to Records. If PC Mall determines in good faith that there may be some inaccuracy in a eCOST Group member’s financial statements or deficiency in a eCOST Group member’s internal accounting controls or operations that could materially impact PC Mall’s financial statements, at PC Mall’s request, eCOST will provide PC Mall’s internal auditors with access to the eCOST Group’s books and records so that PC Mall may conduct reasonable audits relating to the financial statements provided by eCOST under this Agreement as well as to the internal accounting controls and operations of the eCOST Group.

(v) Notice of Changes. Subject to Section 8.1(a)(vi), eCOST will give PC Mall as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, eCOST’s accounting estimates or accounting principles from those in effect on the Effective Date. eCOST will consult with PC Mall and, if requested by PC Mall, eCOST will consult with PC Mall’s Auditors with respect thereto. eCOST will not make any such determination or changes without PC Mall’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in eCOST’s or PC Mall’s financial statements as filed with the SEC or otherwise publicly disclosed therein.

(vi) Accounting Changes Requested by PC Mall. Notwithstanding clause (vi) above, eCOST will make any changes in its accounting estimates or accounting principles that are requested by PC Mall in order for eCOST’s accounting practices and principles to be consistent with those of PC Mall.

(vii) Special Reports of Deficiencies or Violations. eCOST will report in reasonable detail to PC Mall the following events or circumstances promptly after any executive officer of eCOST or any member of the eCOST Board of Directors becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect eCOST’s ability to record, process, summarize and report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in eCOST’s internal control over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any report of a material violation of law that an attorney representing any eCOST Group member has formally made to any officers or directors of eCOST pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).

ARTICLE IX

EXCHANGE OF INFORMATION; CONFIDENTIALITY

9.1. Agreement for Exchange of Information, Archives. (a) Each of PC Mall and eCOST, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b) After the Closing Date, eCOST shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the business of eCOST that are located in the PC Mall Records. eCOST may obtain copies (but not originals) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes, provided that eCOST shall cause any such objects to be returned promptly in the same condition in which they were delivered to eCOST and eCOST shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to PC Mall. Nothing herein shall be deemed to restrict the access of any member of the PC Mall Group to any such documents or objects or to impose any liability on any member of the PC Mall Group if any such documents or objects are not maintained or preserved by PC Mall.

(c) After the date hereof, (i) eCOST shall maintain in effect at its own cost and expense adequate systems and controls to the extent necessary to enable the members of the PC Mall Group to satisfy their respective reporting, accounting, audit and other obligations, and (ii) eCOST shall provide, or cause to be provided, to PC Mall in such form as PC Mall shall request, at no charge to PC Mall, all financial and other data and information as PC Mall determines necessary or advisable in order to prepare PC Mall financial statements and reports or filings with any Governmental Authority.

9.2. Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Article VIII or Section 9.1 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

9.3. Compensation for Providing Information. The party requesting such Information agrees to reimburse the other party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with the providing party’s standard methodology and procedures.

9.4. Record Retention. To facilitate the possible exchange of Information pursuant to this Article IX and other provisions of this Agreement after the Distribution Date, the parties agree to use commercially reasonable efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies of PC Mall as in effect on the Closing Date. No party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the third anniversary of the date hereof without first using commercially reasonable efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to Taxes or to Environmental Liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

9.5. Limitation of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after commercially reasonable efforts by such party to comply with the provisions of Section 9.4.

9.6. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article IX are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

9.7. Production of Witnesses, Records, Cooperation. (a) After the Closing Date, except in the case of an adversarial Action by one party against another party, each party hereto shall use commercially reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the other parties shall make available to such Indemnifying Party or such other party, as the case may be, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section, each of the parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any intellectual property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the parties to provide witnesses pursuant to this Section 9.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 9.7(a)).

(f) In connection with any matter contemplated by this Section 9.7, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

9.8. Confidentiality. (a) Subject to Section 9.9, each of PC Mall and eCOST, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to PC Mall’s confidential and proprietary information pursuant to policies in effect as of the Closing Date, all Information concerning each such other Group that is either in its possession (including Information in its possession prior to any of the date hereof, the Closing Date or the Distribution Date) or furnished by any such other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement or any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or any member of such Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party (or any member of such party’s Group) which sources are not themselves bound by a confidentiality obligation), or (iii) independently generated without reference to any proprietary or confidential Information of the other party.

(b) Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 9.9. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon), provided that any costs and expenses relating to the return or destruction of such Information shall be borne by the party requesting such return or destruction.

9.9. Protective Arrangements. In the event that any party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other party (or any member of any other party’s Group) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE X

ARBITRATION; DISPUTE RESOLUTION

10.1. Agreement to Arbitrate. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and arbitration set forth in this Article X shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any member of the PC Mall Group and the eCOST Group. Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article X shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in Sections 10.7(b) and 10.8 and except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards. Each party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any claim, controversy or dispute set forth in the first sentence of this Section 10.1.

10.2. Escalation. (a) It is the intent of the parties to use commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a dispute, controversy or claim shall deliver a notice (an “Escalation Notice”) demanding an in person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the Chief Financial Officer, or like officer or official, of each party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedure for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use commercially reasonable efforts to meet within 30 days of the Escalation Notice.

(b) The parties may, by mutual consent, retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to the parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings. The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation is not a prerequisite to a demand for arbitration under Section 10.3.

10.3. Demand for Arbitration. (a) At any time after the first to occur of (i) the date of the meeting actually held pursuant to the applicable Escalation Notice or (ii) 45 days after the delivery of an Escalation Notice (as applicable, the “Arbitration Demand Date”), any party involved in the dispute, controversy or claim (regardless of whether such party delivered the Escalation Notice) may, unless the Applicable Deadline has occurred, make a written demand (the “Arbitration Demand Notice”) that the dispute be resolved by binding arbitration, which Arbitration Demand Notice shall be given to the parties to the dispute, controversy or claim in the manner set forth in Section 13.5. In the event that any party shall deliver an Arbitration Demand Notice to another party, such other party may itself deliver an Arbitration Demand Notice to such first party with respect to any related dispute, controversy or claim with respect to which the Applicable Deadline has not passed without the requirement of delivering an Escalation Notice. No party may assert that the failure to resolve any matter during any discussions or negotiations, the course of conduct during the discussions or negotiations or the failure to agree on a mutually acceptable time, agenda, location or procedures for the meeting, in each case, as contemplated by Section 10.2, is a prerequisite to a demand for arbitration under this Section 10.3.

(b) Except as may be expressly provided in any Ancillary Agreement, any Arbitration Demand Notice may be given until one year and 45 days after the later of the occurrence of the act or event giving rise to the underlying claim or the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the party asserting the claim (as applicable and as it may in a particular case be specifically extended by the parties in writing, the “Applicable Deadline”). Any discussions, negotiations or mediations between the parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the parties. Each of the parties agrees on behalf of itself and each member of its Group that if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given prior to the expiration of the Applicable Deadline, as between or among the parties and the members of their Groups, such dispute, controversy or claim will be barred. Subject to Sections 10.7(d) and 10.8, upon delivery of an Arbitration Demand Notice pursuant to Section 10.3(a) prior to the Applicable Deadline, the dispute, controversy or claim shall be decided by a sole arbitrator in accordance with the rules set forth in this Article X.

10.4. Arbitrators. (a) Within 15 days after a valid Arbitration Demand Notice is given, the parties involved in the dispute, controversy or claim referenced therein shall attempt to select a sole arbitrator satisfactory to all such parties.

(b) In the event that such parties are not able jointly to select a sole arbitrator within such 15-day period, such parties shall each appoint an arbitrator within 30 days after delivery of the Arbitration Demand Notice. If one party appoints an arbitrator within such time period and the other party or parties fail to appoint an arbitrator within such time period, the arbitrator appointed by the one party shall be the sole arbitrator of the matter.

(c) In the event that a sole arbitrator is not selected pursuant to paragraph (a) or (b) above and, instead, two or three arbitrators are selected pursuant to paragraph (b) above, the two or three arbitrators will, within 30 days after the appointment of the later of them to be appointed, select an additional arbitrator who shall act as the sole arbitrator of the dispute. After selection of such sole arbitrator, the initial arbitrators shall have no further role with respect to the dispute. In the event that the arbitrators so appointed do not, within 30 days after the appointment of the later of them to be appointed, agree on the selection of the sole arbitrator, any party involved in such dispute may apply to CPR, New York, New York to select the sole arbitrator, which selection shall be made by such organization within 30 days after such application. Any arbitrator selected pursuant to this paragraph (c) shall be disinterested with respect to any of the parties and the matter and shall be reasonably competent in the applicable subject matter.

(d) The sole arbitrator selected pursuant to paragraph (a), (b) or (c) above will set a time for the hearing of the matter which will commence no later than 90 days after the date of appointment of the sole arbitrator pursuant to paragraph (a), (b) or (c) above and which hearing will be no longer than 30 days (unless in the judgment of the arbitrator the matter is unusually complex and sophisticated and thereby requires a longer time, in which event such hearing shall be no longer than 90 days). The final decision of such arbitrator will be rendered in writing to the parties not later than 60 days after the last hearing date, unless otherwise agreed by the parties in writing.

(e) The place of any arbitration hereunder will be Los Angeles, California, unless otherwise agreed by the parties.

10.5. Hearings. Within the time period specified in Section 10.4(d), the matter shall be presented to the arbitrator at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the arbitrator or both the parties. If the arbitrator deems it to be essential to a fair resolution of the dispute, live cross-examination or direct examination may be permitted, but is not generally contemplated to be necessary. The arbitrator shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. The arbitrator may, in his or her discretion, set time and other limits on the presentation of each party’s case, its memoranda or other submissions, and refuse to receive any proffered evidence, which the arbitrator, in his or her discretion, finds to be cumulative, unnecessary, irrelevant or of low probative nature. Except as otherwise set forth herein, any arbitration hereunder will be conducted in accordance with the CPR Rules for Non-Administered

Arbitration of Business Disputes then prevailing (except that the arbitration will not be conducted under the auspices of the CPR and the fee schedule of the CPR will not apply). Except as expressly set forth in Section 10.8(b), the decision of the arbitrator will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at an annual rate of the Prime Rate plus 2% per annum. To the extent that the provisions of this Agreement and the prevailing rules of the CPR conflict, the provisions of this Agreement shall govern.

10.6. Discovery and Certain Other Matters. (a) Any party involved in the applicable dispute may request limited document production from the other party or parties of specific and expressly relevant documents, with the reasonable expenses of the producing party incurred in such production paid by the requesting party. Any such discovery (which rights to documents shall be substantially less than document discovery rights prevailing under the Federal Rules of Civil Procedure) shall be conducted expeditiously and shall not cause the hearing provided for in Section 10.5 to be adjourned except upon consent of all parties involved in the applicable dispute or upon an extraordinary showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a party to the proceeding. Depositions, interrogatories or other forms of discovery (other than the document production set forth above) shall not occur except by consent of the parties involved in the applicable dispute. Disputes concerning the scope of document production and enforcement of the document production requests will be determined by written agreement of the parties involved in the applicable dispute or, failing such agreement, will be referred to the arbitrator for resolution. All discovery requests will be subject to the proprietary rights and rights of privilege of the parties, and the arbitrator will adopt procedures to protect such rights and to maintain the confidential treatment of the arbitration proceedings (except as may be required by law). Subject to the foregoing, the arbitrator shall have the power to issue subpoenas to compel the production of documents relevant to the dispute, controversy or claim.

(b) The arbitrator shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or any Ancillary Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement; it being understood, however, that the arbitrator will have full authority to implement the provisions of this Agreement or any Ancillary Agreement, and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided that the arbitrator shall not have (i) any authority in excess of the authority a court having jurisdiction over the parties and the controversy or dispute would have absent these arbitration provisions or (ii) any right or power to award punitive or treble damages. It is the intention of the parties that in rendering a decision the arbitrator give effect to the applicable provisions of this Agreement and the Ancillary Agreements and follow applicable law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrator’s award).

(c) If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing party.

(d) Arbitration costs will be borne equally by each party involved in the matter, except that each party will be responsible for its own attorney’s fees and other costs and expenses, including the costs of witnesses selected by such party.

10.7. Certain Additional Matters. (a) Any arbitration award shall be a bare award limited to a holding for or against a party and shall be without findings as to facts, issues or conclusions of law (including with respect to any matters relating to the validity or infringement of patents or patent applications) and shall be without a statement of the reasoning on which the award rests, but must be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof.

(b) Prior to the time at which an arbitrator is appointed pursuant to Section 10.4, any party may seek one or more temporary restraining orders in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, or grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein and the arbitrator may dissolve, continue or modify any such order. Any such temporary restraining order shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof by the arbitrator.

(c) Except as required by law, the parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation or arbitration in confidence in accordance with the provisions of Article IX and except as may be required in order to enforce any award. Each of the parties shall request that any mediator or arbitrator comply with such confidentiality requirement.

(d) In the event that at any time the sole arbitrator shall fail to serve as an arbitrator for any reason, the parties shall select a new arbitrator who shall be disinterested as to the parties and the matter in accordance with the procedures set forth herein for the selection of the initial arbitrator. The extent, if any, to which testimony previously given shall be repeated or as to which the replacement arbitrator elects to rely on the stenographic record (if there is one) of such testimony shall be determined by the replacement arbitrator.

10.8. Limited Court Actions. (a) Notwithstanding anything herein to the contrary, in the event that any party reasonably determines the amount in controversy in any dispute, controversy or claim (or any series of related disputes, controversies or claims) under this Agreement or any Ancillary Agreement is, or is reasonably likely to be, in excess of $5 million and if such party desires to commence an Action in lieu of complying with the arbitration provisions of this Article X, such party shall so state in its Arbitration Demand Notice. If the other parties to the arbitration do not agree that the amount in controversy in such dispute, controversy or claim (or such series of related disputes, controversies or claims) is, or is reasonably likely to be, in excess of $5 million, the arbitrator selected pursuant to Section 10.4 hereof shall decide whether the amount in controversy in such dispute, controversy or claim (or such series of related disputes, controversies or claims) is, or is reasonably likely to be, in excess of $5 million. The arbitrator shall set a date that is no later than ten days after the date of his or her appointment for submissions by the parties with respect to such issue. There shall not be any discovery in connection with such issue. The arbitrator shall render his or her decision on such issue within five days of such date so set by the arbitrator. In the event that the arbitrator determines that the amount in controversy in such dispute, controversy or claim (or such series of related disputes, controversies or claims) is or is reasonably likely to be in excess of $5 million, the provisions of Sections 10.4(d) and (e), 10.5, 10.6, 10.7 and 10.10 hereof shall not apply and on or before (but, except as expressly set forth in Section 10.8(b), not after) the tenth business day after the date of such decision, any party to the arbitration may elect, in lieu of arbitration, to commence an Action with respect to such dispute, controversy or claim (or such series of related disputes, controversies or claims) in any court of competent jurisdiction. If the arbitrator does not so determine, the provisions of this Article X (including with respect to time periods) shall apply as if no determinations were sought or made pursuant to this Section 10.8(a).

(b) In the event that an arbitration award in excess of $5 million is issued in any arbitration proceeding commenced hereunder, any party may, within 60 days after the date of such award, submit the dispute, controversy or claim (or series of related disputes, controversies or claims) giving rise thereto to a court of competent jurisdiction, regardless of whether such party or any other party sought to commence an Action in lieu of proceeding with arbitration in accordance with Section 10.8(a). In such event, the applicable court may elect to rely on the record developed in the arbitration or, if it determines that it would be advisable in connection with the matter, allow the parties to seek additional discovery or to present additional evidence. Each party shall be entitled to present arguments to the court with respect to whether any such additional discovery or evidence shall be permitted and with respect to all other matters relating to the applicable dispute, controversy or claim (or series of related disputes, controversies or claims).

10.9. Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute, controversy or claim.

10.10. Law Governing Arbitration Procedures. The interpretation of the provisions of this Article X, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 13.2.

ARTICLE XI

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

11.1. Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use commercially reasonable efforts, prior to, on and after the Closing Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Closing Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Closing Date, PC Mall and eCOST in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by PC Mall, eCOST or any other Subsidiary of PC Mall, as the case may be, to effectuate the transactions contemplated by this Agreement.

(d) PC Mall and eCOST, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of eCOST or any member of the eCOST Group, on the one hand, or of PC Mall or any member of the PC Mall Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the transactions contemplated by this Agreement, or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor.

(e) Prior to the Closing Date, if one or more of the parties identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which one or more of the other parties will provide such service.

ARTICLE XII

TERMINATION

12.1. Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Distribution Date by the mutual consent of PC Mall and eCOST.

12.2. Other Termination. This Agreement may be terminated by PC Mall in its sole discretion at any time prior to the Closing Date. The obligations of the parties under Article IV (including the obligation to pursue or effect the Distribution) may be terminated by PC Mall if (i)

at any time after the Closing Date PC Mall determines, in its sole and absolute discretion, that the Distribution would not be in the best interests of PC Mall or its stockholders or (ii) the Distribution has not occurred by December 31, 2005.

12.3. Effect of Termination. (a) In the event of any termination of this Agreement prior to the Closing Date, no party to this Agreement (or any of its directors or officers) shall have any Liability or further obligation to any other party.

(b) In the event of any termination of this Agreement on or after the Closing Date, only the provisions of Article IV will terminate and the other provisions of this Agreement, each Ancillary Agreement and the Registration Rights Agreements shall remain in full force and effect.

ARTICLE XIII

MISCELLANEOUS

13.1. Counterparts, Entire Agreement, Corporate Power. (a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(b) This Agreement, and the Exhibits, Schedules and Appendices hereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

(c) PC Mall represents on behalf of itself and each other member of the PC Mall Group and eCOST represents on behalf of itself and each other member of the eCOST Group as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement, each of the Ancillary Agreements, the Registration Rights Agreements and the Tax Indemnification and Allocation Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement, each Ancillary Agreement, the Registration Rights Agreements and the Tax Indemnification and Allocation Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

13.2. Governing Law. Except as set forth in Section 10.10, this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California (other than as to its laws of arbitration which shall be governed under the Arbitration Act or other applicable federal law pursuant to Section 10.10), irrespective of the choice of laws principles of the State of California, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

13.3. Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

13.4. Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any PC Mall Indemnitee or eCOST Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and none of this Agreement or any Ancillary Agreement shall provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement. No party hereto shall have any right, remedy or claim with respect to any provision of this Agreement or any Ancillary Agreement to the extent such provision relates solely to the other two parties hereto or the members of such other two parties’ respective Groups.

13.5. Notices. All notices requests, demands, waivers and other communications under this Agreement, any Ancillary Agreement or the Tax Indemnification and Allocation Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by facsimile transmission or mailed (certified or registered mail, postage prepaid, return receipt requested):

If to PC Mall, to:	PC Mall, Inc. 2555 West 190th Street, Suite 201 Torrance, California 90504 Attention: Chief Executive Officer Fax No.: (310) 354-[ ]

with a copy to:	PC Mall, Inc. 2555 West 190th Street, Suite 201 Torrance, California 90504 Attention: General Counsel Fax No.: (310) 354-[ ]

If to eCOST:	eCOST.com, Inc. 2555 West 190th Street, Suite 106 Torrance, California 90504 Attention: Chief Executive Officer Fax No.: (310) 354-[ ]

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which hand delivered, upon transmission of the facsimile transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error, or on the third business day following the date on which so mailed, except for a notice of change of address, which shall be effective only upon receipt thereof. In the case of a notice sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received. In no event shall the provision of notice pursuant to this Section 13.5 constitute notice for service of process.

13.6. Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

13.7. Force Majeure. No party shall be deemed in default of this Agreement or any Ancillary Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement or any Ancillary Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

13.8. Publicity. Prior to the Distribution, each of eCOST and PC Mall shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the IPO, the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

13.9. Expenses. eCOST shall pay all third-party costs, fees and expenses relating to the IPO, all of the reimbursable expenses of the Underwriters pursuant to the Underwriting Agreement, all of the costs of producing, printing, mailing and otherwise distributing any Prospectus, as well as the Underwriters’ discount provided for in the Underwriting Agreement. Except as expressly set forth in this Agreement or in any Ancillary Agreement, whether or not the Distribution is consummated, each party hereto shall bear its own respective third party fees, costs and expenses paid or incurred in connection with the Distribution.

13.10. Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

13.11. Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive each of the IPO and the Distribution.

13.12. Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

13.13. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

13.14. Amendments.

(a) No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

(b) Without limiting the foregoing, the parties anticipate that, prior to the Closing Date, some or all of the Schedules to this Agreement may be amended or supplemented and, in such event, such amended or supplemented Schedules shall be attached hereto in lieu of the original Schedules.

13.15. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires.

The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement). Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified. The word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

13.16. Limitation of Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES, OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have caused this Master Separation and Distribution Agreement to be executed by their duly authorized representatives.

PC MALL, INC.

By:
Name:
Title:

eCOST.COM, INC.

By:
Name:
Title:

Schedule A

(Ancillary Agreements)

Tax Allocation and Indemnification Agreement

Employee Benefit Matters Agreement

Administrative Services Agreement

Product Sales, Inventory Management and Order Fulfillment Agreement

Information Technology Systems Usage and Services Agreement

AF Services Software License Agreement

PC Mall Software License Agreement

Registration Rights Agreement with PC Mall

Registration Rights Agreement with Frank F. Khulusi

Amended and Restated Sublease Agreement

Schedule 4.5

Warrant Adjustments

The exercise prices for each PC Mall Adjusted Warrant and eCOST Warrant will be determined as follows:

1. Calculate the aggregate intrinsic value of the PC Mall Warrant immediately prior to the Distribution and determine the ratio of the exercise price for the PC Mall Warrant to the market value of PC Mall Common Stock immediately prior to the Distribution (the “Pre-Distribution Exercise Price to Market Price Ratio”).

2. Calculate the preliminary PC Mall Adjusted Warrant exercise price by dividing (x) the market value of PC Mall Common Stock (without eCOST) immediately after the Distribution by (y) the sum of (i) the market value of PC Mall Common Stock immediately after the Distribution and (ii) the market value of eCOST Common Stock immediately after the Distribution multiplied by the Distribution Ratio, and multiplying the result by the exercise price for the PC Mall Warrant.

3. Divide the preliminary PC Mall Adjusted Warrant exercise price by the market value of PC Mall Common Stock immediately after the Distribution to determine the “PC Mall Adjusted Exercise Price to Market Price Ratio.” If the PC Mall Adjusted Exercise Price to Market Price Ratio is less than the Pre-Distribution Exercise Price to Market Price Ratio, increase the preliminary PC Mall Adjusted Warrant exercise price to align the PC Mall Adjusted Exercise Price to Market Ratio with the Pre-Distribution Exercise Price to Market Price Ratio in order to determine the final Adjusted PC Mall Warrant exercise price.

4. Calculate the preliminary eCOST Warrant exercise price by multiplying the exercise price for the PC Mall Warrant by the result obtained by dividing (z) one minus the fraction calculated in paragraph 2 above by (w) the Distribution Ratio.

5. Divide the preliminary eCOST Warrant exercise price by the market value of eCOST Common Stock immediately after the Distribution to determine the “eCOST Adjusted Exercise Price to Market Price Ratio.” If the eCOST Adjusted Exercise Price to Market Ratio is less than the Pre-Distribution Exercise Price to Market Price Ratio, increase the preliminary eCOST Warrant exercise price to align the eCOST Adjusted Exercise Price to Market Price Ratio with the Pre-Distribution Exercise Price to Market Price Ratio in order to determine the final eCOST Warrant exercise price.

6. Add the aggregate intrinsic values of the Adjusted PC Mall Warrant and eCOST Warrant and compare the sum to the aggregate intrinsic value calculated in paragraph 1 above and make final adjustments, if necessary, so that the aggregate intrinsic values of the Adjusted PC Mall Warrant and eCOST Warrant do not exceed the original aggregate intrinsic value of the PC Mall Warrant.